Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners of

Star Gas Partners, L.P.:

We consent to incorporation by reference in the registration statements No. 333-100976 on Form S-3, No. 333-49751 on Form S-4 and Nos. 333-40138, 333-46714 and 333-53716 on Form S-8 of Star Gas Partners, L.P. of our report dated December 10, 2004, except for the first paragraph of Note 4 and Note 21, which are as of April 18, 2005, relating to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2003 and 2004, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital and cash flows for each of the years in the three-year period ended September 30, 2004 and related financial statement schedule, which report appears in this Form 8-K of Star Gas Partners, L.P.

Our report contains an explanatory paragraph that states the Partnership’s heating oil segment will not have sufficient borrowing capacity after December 17, 2004, which raises substantial doubt about the Partnership’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP

Stamford, Connecticut

June 21, 2005